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                                                                    Exhibit 11.1

                        UNITED ASSET MANAGEMENT CORPORATION
                         CALCULATION OF EARNINGS PER SHARE
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                      (In thousands, except per-share amounts)

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                                                Year Ended December 31,
                                           1996       1995(1)(2)    1994(1)(2)
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Common and common equivalent shares:
  Net income                             $ 97,822      $ 67,256      $ 60,385
  Adjustments thereto (3)                     213         3,254             -
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  Adjusted net income                    $ 98,035      $ 70,510      $ 60,385
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  Average shares outstanding               68,791        67,985        63,755
  Adjustments thereto (3)                   3,564         4,637         2,881
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  Shares used in computation               72,355        72,622        66,636
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Per share                                   $1.35          $.97          $.91
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Common shares - assuming full dilution:
  Net income                             $ 97,822      $ 67,256      $ 60,385
  Adjustments thereto (3)                       -         3,100             -
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  Adjusted net income                    $ 97,822      $ 70,356      $ 60,385
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  Average shares outstanding               68,791        67,985        63,755
  Adjustments thereto (3)                   4,840         4,637         2,895
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  Shares used in computation               73,631        72,622        66,650
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Per share                                   $1.33          $.97          $.91
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(1) Restated due to pooling of interests transactions completed in the third quarter of 1996.
(2) Historical share and per-share figures restated for the two-for-one common stock split effective June 7, 1996.
(3) Adjustments relate to application of modified treasury stock method.